Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2023 Results

LOUISVILLE, KY. (May 4, 2023) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 weeks ended March 28, 2023.

Financial Results

Financial results for the 13 weeks ended March 28, 2023 and March 29, 2022 were as follows:

	First Quarter
($000’s)	2023	2022	% change
Total revenue	$1,174,356	$987,486	18.9%
Income from operations	100,945	90,138	12.0%
Net income	86,387	75,202	14.9%
Diluted earnings per share	$1.28	$1.08	18.4%

Results for the first quarter, as compared to the prior year as applicable, included the following:

•	Comparable restaurant sales increased 12.9% at company restaurants and increased 13.3% at domestic franchise restaurants;

•	Average weekly sales at company restaurants were $148,437 of which 12.8% were to-go sales as compared to average weekly sales of $132,263 of which 14.8% were to-go sales in the prior year;

•	Restaurant margin dollars increased 15.2% to $185.7 million from $161.2 million in the prior year primarily due to higher sales. Restaurant margin, as a percentage of restaurant and other sales, decreased 53 basis points to 15.9% as commodity inflation of 8.9% and wage and other labor inflation of 8.0% were partially offset by higher sales;

•	Diluted earnings per share increased 18.4% primarily driven by higher restaurant margin dollars partially offset by higher general and administrative expenses;

•	Six company restaurants and one international franchise restaurant were opened and eight domestic franchise restaurants were acquired; and,

•	The Company repurchased 92,751 shares of common stock for $9.6 million.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc. commented, “I want to thank our restaurant operators for continuing to provide a legendary experience to our guests, which led to record traffic and sales levels as well as higher profitability for the quarter.”

Morgan continued, “On the capital allocation front, our development pipeline remains strong, we acquired eight domestic franchise restaurants, and we further strengthened our capital position by repaying the remainder of our debt. We are confident that our restaurant growth, commitment to our operating fundamentals, and strong balance sheet will continue to provide us the flexibility to generate long-term shareholder value.”

2023 Outlook

Comparable restaurant sales at company restaurants for the first five weeks of our second quarter of fiscal 2023 increased 8.6% compared to 2022. In addition, the Company implemented a menu price increase of approximately 2.2% in late March.

Management reiterated the following expectations for 2023:

•	Positive comparable restaurant sales growth including the benefit of menu pricing actions;
•	25 to 30 Texas Roadhouse and Bubba’s 33 company restaurant openings;
•	Store week growth of at least 6% including the impact of the franchise locations acquired;
•	Commodity cost inflation of 5% to 6%;
•	Wage and other labor inflation of 5% to 6%;
•	An effective income tax rate of approximately 14% excluding the impact of any legislative changes enacted; and,
•	Total capital expenditures of approximately $265 million.

Non-GAAP Measures

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars and as a percentage of restaurant and other sales). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent and other operating costs. Restaurant margin also includes sales and operating costs related to the Company’s non-royalty based retail initiatives. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate core restaurant-level operating efficiency and performance over various reporting periods on a consistent basis. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, including general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance. The Company also excludes pre-opening expense as it occurs at irregular intervals and would impact comparability to prior period results. The Company also excludes depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in restaurants. The Company also excludes impairment and closure expense as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse, Inc. is hosting a conference call today, May 4, 2023, at 5:00 p.m. Eastern Time to discuss these results. The call will be webcast live from the investor relations portion of the Company’s website at www.texasroadhouse.com. Listeners may also access the call by dialing (888) 440-5667 or (646) 960-0476 for international calls and referencing the Texas Roadhouse, Inc. First Quarter 2023 Earnings. A replay of the call will be available until May 11, 2023, by dialing (800) 770-2030 or (647) 362-9199 for international calls.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 700 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond its control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting customers or food supplies; labor or supply chain shortages or limited availability of staff or product needed to meet our business standards; changes in consumer discretionary spending and macroeconomic conditions, including inflationary pressures; food safety and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 27, 2022. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations	Media
Michael Bailen	Travis Doster
(502) 515-7298	(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 28, 2023	March 29, 2022
Revenue:
Restaurant and other sales	$1,167,583	$980,972
Franchise royalties and fees	6,773	6,514

Total revenue	1,174,356	987,486

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Food and beverage	410,711	337,396
Labor	385,819	321,871
Rent	17,828	16,368
Other operating	167,529	144,154
Pre-opening	5,377	4,291
Depreciation and amortization	36,227	33,620
Impairment and closure, net	55	(646)
General and administrative	49,865	40,294

Total costs and expenses	1,073,411	897,348

Income from operations	100,945	90,138

Interest income (expense), net	1,238	(397)
Equity income from investments in unconsolidated affiliates	755	334

Income before taxes	102,938	90,075
Income tax expense	14,334	12,747

Net income including noncontrolling interests	88,604	77,328
Less: Net income attributable to noncontrolling interests	2,217	2,126
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$86,387	$75,202

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$1.29	$1.09
Diluted	$1.28	$1.08

Weighted average shares outstanding:
Basic	67,016	69,086
Diluted	67,293	69,373

Cash dividends declared per share	$0.55	$0.46

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 28, 2023	December 27, 2022
Cash and cash equivalents	$156,143	$173,861
Other current assets, net	112,575	222,980
Property and equipment, net	1,310,782	1,270,349
Operating lease right-of-use assets, net	643,485	630,258
Goodwill	169,641	148,732
Intangible assets, net	5,859	5,607
Other assets	76,380	73,878

Total assets	$2,474,865	$2,525,665

Other current liabilities	588,098	652,010
Operating lease liabilities, net of current portion	692,016	677,874
Long-term debt	-	50,000
Other liabilities	124,212	118,119
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	1,055,248	1,012,638
Noncontrolling interests	15,291	15,024

Total liabilities and equity	$2,474,865	$2,525,665

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 28, 2023	March 29, 2022
Cash flows from operating activities:
Net income including noncontrolling interests	$88,604	$77,328
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	36,227	33,620
Share-based compensation expense	8,154	9,120
Deferred income taxes	2,988	2,630
Other noncash adjustments, net	666	1,187
Change in working capital	52,342	63,884
Net cash provided by operating activities	188,981	187,769

Cash flows from investing activities:
Capital expenditures - property and equipment	(66,733)	(49,029)
Acquistion of franchise restaurants, net of cash acquired	(39,111)	(26,437)
Proceeds from sale of investment in unconsolidated affiliate	472	-
Proceeds from sale of property and equipment	-	2,188
Proceeds from sale leaseback transactions	2,072	-
Net cash used in investing activities	(103,300)	(73,278)

Cash flows from financing activities:
Payments on revolving credit facility, net	(50,000)	-
Repurchase of shares of common stock	(9,623)	(84,705)
Dividends paid	(36,878)	(31,795)
Other financing activities, net	(6,898)	(7,913)
Net cash used in financing activities	(103,399)	(124,413)

Net decrease in cash and cash equivalents	(17,718)	(9,922)
Cash and cash equivalents - beginning of period	173,861	335,645
Cash and cash equivalents - end of period	$156,143	$325,723

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 28, 2023	March 29, 2022
Income from operations	$100,945	$90,138

Less:
Franchise royalties and fees	6,773	6,514

Add:
Pre-opening	5,377	4,291
Depreciation and amortization	36,227	33,620
Impairment and closure, net	55	(646)
General and administrative	49,865	40,294

Restaurant margin	$185,696	$161,183

Restaurant margin (as a percentage of restaurant and other sales)	15.9%	16.4%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter
	2023	2022	Change
Restaurant openings
Company - Texas Roadhouse	4	3	1
Company - Bubba’s 33	0	0	0
Company - Jaggers	2	0	2
Franchise - Texas Roadhouse - U.S.	0	0	0
Franchise - Texas Roadhouse - International	1	2	(1)
Total	7	5	2

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	8	7	1
Franchise - Texas Roadhouse - U.S.	(8)	(7)	(1)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	564	536	28
Company - Bubba’s 33	40	36	4
Company - Jaggers	7	4	3
Franchise - Texas Roadhouse - U.S.	54	63	(9)
Franchise - Texas Roadhouse - International	39	33	6
Total	704	672	32

	First Quarter
	2023	2022	Change
Company restaurants (all concepts)
Restaurant and other sales	$1,167,583	$980,972	19.0%
Store weeks	7,900	7,456	6.0%
Comparable restaurant sales (1)	12.9%	16.0%

Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	35.2%	34.4%	78	bps
Labor	33.0%	32.8%	23	bps
Rent	1.5%	1.7%	(14	) bps
Other operating	14.3%	14.7%	(35	) bps
Total	84.1%	83.6%	53	bps

Restaurant margin	15.9%	16.4%	(53	) bps

Restaurant margin ($ in thousands)	$185,696	$161,183	15.2%
Restaurant margin $/Store week	$23,505	$21,618	8.7%

Texas Roadhouse restaurants only:
Store weeks	7,304	6,936	5.3%
Comparable restaurant sales (1)	13.1%	15.8%
Average unit volume (2)	$1,966	$1,741	12.9%
Weekly sales by group:
Comparable restaurants (527 and 498 units)	$151,439	$134,422
Average unit volume restaurants (22 and 20 units)	$146,220	$129,143
Restaurants less than 6 months old (15 and 18 units)	$162,150	$140,535

Bubba’s 33 restaurants only:
Store weeks	520	468	11.1%
Comparable restaurant sales (1)	8.7%	21.3%
Average unit volume (2)	$1,521	$1,398	8.8%
Weekly sales by group:
Comparable restaurants (34 and 30 units)	$116,916	$107,387
Average unit volume restaurants (3 and 4 units)	$117,920	$108,771
Restaurants less than 6 months old (3 and 2 units)	$127,955	$140,855

Franchise restaurants
Franchise royalties and fees	$6,773	$6,514	4.0%
Store weeks	1,205	1,237	(2.6)%
Comparable restaurant sales	13.0%	22.9%
U.S. franchise restaurants only:
Comparable restaurant sales	13.3%	20.4%
Average unit volume	$2,122	$1,855	14.4%

(1)  Comparable restaurant sales reflect the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period, excluding sales from restaurants permanently closed during the period.

(2)  Average unit volume includes sales from restaurants open for a full six months before the beginning of the period, excluding sales from restaurants permanently closed during the period.

Amounts may not foot due to rounding.